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                            ICN Pharmaceuticals, Inc.
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                (Name of Registrant as Specified in Its Charter)
                   ICN Committee to Maximize Shareholder Value
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

The following is the text of a press release issued by the ICN Committee to Maximize Shareholder Value on May 21, 2001:



              ISS Recommends A Vote "FOR" ICN Committee's Nominees



New York, New York, May 21, 2001/ -- The ICN Committee to Maximize Shareholder Value announced today that Institutional Shareholder Services ("ISS") has recommended to its clients that stockholders of ICN Pharmaceuticals (NYSE: ICN) vote the GOLD proxy "FOR" the Committee's slate of director nominees at ICN's 2001 Annual Meeting of stockholders.

ISS is widely recognized as the leading independent proxy advisory firm in the nation. Their work is relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries throughout the country.

In recommending that its clients vote "FOR" the Committee's nominees, Edward A. Burkhardt, General Ronald R. Fogleman and Steven Lee, ISS concluded:

         "[S]hareholders would be best served by electing the [Committee's nominees] to ICN's board. The company's uneven governance history, coupled with management's recent retreat from the terms of the October restructuring proposal, are sufficiently concerning to warrant the addition of new, aggressively independent directors to the board.

         "Indeed, the election of new directors with a clear mandate to propel the restructuring and spinoff of Ribapharm forward appears to offer one of the best near-term means of restoring the market's confidence in the restructuring plan and enhancing shareholder value."

ISS also had this to say about the independence of ICN's incumbent board of directors:

         "[O]ne may fairly question management's real commitment to the idea of having an independent board. . . . Of the three new management nominees up for election at this year's meeting, Mr. Manatt is a former director who, with the other incumbents, may bear a degree of responsibility for failings of ICN's boards past. Mr. Irani, for his part, has been a regular target of shareholder activists for governance foibles at Occidental Petroleum. And Ms. Tomich, a new director who is not up for election this year, is a personal friend of Mr. Panic."

         "Without assessing the merits of management's individual candidates, therefore, it appears that the new ICN directors as a group may not offer the promise of aggressive independent oversight that shareholders crave."

         "By contrast, the dissident slate of directors promises to add a clearly independent viewpoint to the board's deliberations on the restructuring. . . . And the dissidents' interests appear to be well-aligned with those of other shareholders, both via their significant stake in the company (at four percent, SSP is one of the company's largest shareholders), and as evidenced by their active campaign to bring about a spin-off of Ribapharm and, potentially, ICN International."

In its report, ISS also questioned whether ICN's incumbent board and management are sufficiently committed to proceeding with the restructuring as expeditiously as possible and remarked on what it called ICN management's retreat on important components of the restructuring plan announced in October:

         "[W]e find cause for concern in management's recent disclosure that it has apparently abandoned its prior promise to spin off to shareholders not only Ribapharm, but also ICN International. . . . leav[ing] intact for the foreseeable future a corporate structure that has been soundly rejected by shareholders (and by the market, which punished the company's stock upon announcement of a similar proposal in June 2000)."

         "Management's retreat from the ICN International component of the October 2000 plan justifiably raises doubts, therefore, about Mr. Panic's commitment to the balance of the October plan--namely, the Ribapharm spinoff. We believe that the terms of the June proposal may be instructive as to what management would prefer to do, and we believe that a reversion to the June plan's treatment of Ribapharm would be seriously adverse to shareholders, preserving Ribapharm as the majority-owned and controlled subsidiary of a Panic-run parent."


Eric Knight, Managing Director of SSP-Special Situations Partners, a member of the ICN Committee to Maximize Shareholder Value, had the following comment: "We are gratified that a neutral and experienced outside observer has, after careful consideration, acknowledged the force of the Committee's arguments, the unquestionable independence of our nominees and that a vote on the GOLD proxy card "FOR" our nominees is the best means available to shareholders of enhancing shareholder value."


Enquiries:
Eric Knight
SSP-Special Situations Partners Inc.
Tel. + (377) 93 10 61 40